Exhibit 21.1

List of Subsidiaries of ETRE REIT, LLC

Name of Entity	Jurisdiction of Incorporation/Formation	Ownership
ETRE Property A-1, LLC	Delaware	100% by Series A-1 of ETRE REIT, LLC